Exhibit 99

IMC Global Inc.
100 South Saunders Road
Lake Forest, Illinois 60045-2561
847.739.1200

FOR IMMEDIATE RELEASE                                                                                                                             News
                                                                                       Release

Investor and Media Contact:
David A. Prichard
847.739.1810
daprichard@imcglobal.com

IMC GLOBAL REPORTS LOWER 2003 THIRD QUARTER RESULTS,
PRIMARILY DUE TO HIGHER RAW MATERIAL COSTS

THIRD QUARTER HIGHLIGHTS

  Average diammonium phosphate (DAP) price realization of $156 per short ton increased $11, or 8 percent, versus the prior year but declined slightly by $2 compared to the second quarter of 2003.

  IMC Potash sales and gross margins increased 15 percent and 27 percent, respectively.

  Gross margins decreased 33 percent primarily from a continuation of large increases in ammonia, natural gas and sulphur raw material costs.

  PhosFeed gross margins, while declining from the prior year, improved $12 million versus the second quarter of 2003.

  PhosChem signs DAP supply agreement with CNAMPGC in China for 2004 and 2005, and Canpotex finalizes 3-year muriate of potash (MOP) volume contract with Sinochem in China.

  $25.2 million charge, or 15 cents per diluted share, for bond tender premiums and fees in recent, comprehensive refinancing program that increased liquidity and left no significant public debt maturities until 2007.

            LAKE FOREST, IL, October 23, 2003 - Bond tender premiums and fees and large increases in raw material costs were primary contributors to a net loss of $28.1 million, or 27 cents per diluted share, reported today by IMC Global Inc. (NYSE: IGL) for the quarter ended September 30, 2003, which included the previously disclosed charge related to bond tender premiums and fees of $25.2 million ($17.1 million after tax), or 15 cents per diluted share.  Excluding this charge, the Company reported a third quarter net loss of $11.0 million, or 12 cents per diluted share, primarily due to the major raw material cost increases.  In the third quarter of 2002, IMC Global reported net earnings of $8.1 million, or 7 cents per diluted share.

            In addition, 2003 third quarter results were negatively impacted by lower phosphate shipments and higher idle plant costs from the shutdown of remaining Louisiana phosphate production for the month of July.  Partially offsetting these negative factors were the impacts of higher phosphate pricing and potash sales volumes.

            Net sales in the third quarter improved slightly to $495.7 million versus $490.2 million in the comparable 2002 period.

            For the nine months of 2003, the Company reported a loss from continuing operations of $37.7 million, or 35 cents per diluted share, compared with earnings of $19.6 million, or 17 cents per diluted share, a year ago.

            Including predominantly non-cash losses from discontinued operations in both periods and the cumulative effective of a change in accounting principle this year, the Company reported a net loss of $71.6 million, or 64 cents per diluted share, in the nine months of 2003 compared to a 2002 nine-month loss of $34.5 million, or 30 cents per diluted share.

            Third quarter capital expenditures declined 3 percent to $33.4 million; nine month capital expenditures of $82.0 million compared with $100.1 million in the year-ago period.  Operating earnings and depreciation, depletion and amortization expenses in the quarter were $20.6 million and $42.9 million, respectively, compared with $47.0 million and $40.9 million a year earlier.

IMC PhosFeed

            IMC PhosFeed's third quarter net sales of $310.6 million decreased 7 percent compared with $334.8 million last year as a result of lower sales volumes, partially offset by higher prices.  Total concentrated phosphate shipments of approximately 1.3 million short tons were below the prior-year level of approximately 1.4 million primarily due to the shutdown of remaining Louisiana phosphate production for the month of July to better balance supply with demand.  This contributed to a domestic sales volume decline of 30 percent in the quarter.  Export volumes rose slightly versus 2002 due to higher shipments to Brazil, Japan and India which offset a 300,000 metric ton reduction in Chinese volumes as a result of the absence of a Sinochem supply contract.  During the third quarter, PhosChem signed a new multi-year DAP supply agreement with CNAMPGC of China that included an additional 400,000 metric tons to be shipped by year-end 2003.  The average price realization for DAP of $156 per short ton in the third quarter increased $11, or 8 percent, versus the prior year but fell slightly from the second quarter level of $158.

            The third quarter gross margin loss of $1.3 million declined from a gross margin of $30.9 million a year ago primarily due to greatly increased ammonia, natural gas and sulphur raw material costs, coupled with reduced volume and higher idle plant costs from the total shutdown of Louisiana production for the month of July, partially offset by higher phosphate pricing.  The slight third quarter gross margin loss improved markedly from the 2003 second quarter gross margin loss of $13.4 million, primarily due to easing raw material costs and improved operating costs.

            Approximately 30 percent of Louisiana concentrated phosphate output continued to be idled in August and September, a rate that is expected to be maintained until market conditions show sufficient and sustained improvement.

            For the nine months, revenues of $988.2 million were slightly below $1,009.1 million a year ago.  The average DAP price per short ton of $151 increased 9 percent, or $13 per short ton, versus the prior-year period.  Phosphate shipments of 4.2 million short tons for the nine months fell 10 percent compared with 4.6 million short tons in 2002, again primarily due to the total shutdown of Louisiana phosphate production for the months of June and July.

            Gross margin losses of $29.5 million in the nine months of 2003 compared with gross margins of $63.4 million a year earlier due to significantly higher ammonia, sulphur and natural gas costs, higher production costs, and lower sales volumes, partially offset by higher selling prices.

IMC Potash

            IMC Potash's third quarter net sales increased 15 percent to $204.2 million versus last year's $178.1 million due to stronger worldwide shipments.  Total sales volumes of 2.1 million short tons increased 17 percent versus approximately 1.8 million a year ago.  Export and domestic shipments improved 28 percent and 12 percent, respectively.  The average selling price, including all potash products, was $72 per short ton compared to $73 per short ton in the prior year, in spite of an 8 percent decline in export realizations primarily from higher freight rates.  The Company announced a $10 per short ton MOP domestic price increase, effective July 15, and an additional $7 domestic MOP price increase, effective September 29.

            Third quarter gross margins of $49.8 million ($60.4 million excluding provincial levies) improved 27 percent from $39.1 million ($52.3 million excluding provincial levies) primarily as a result of higher sales volumes.  Lower overall costs from stringent expense controls and effective hedging of foreign currency more than offset the impact of foreign currency translation and higher natural gas costs.  IMC Potash continued to balance supply with demand by taking 15 weeks of mine shutdowns, unchanged from the prior year.

            Nine-month net sales of $657.5 million were 4 percent higher than last year's $632.7 million as higher volumes and domestic prices more than offset lower export realizations.  Gross margins of $167.9 million ($210.3 million excluding provincial levies) increased 5 percent versus the prior year.  The gross margin improvement was attributable to higher sales volumes partially offset by slightly lower export pricing.  Sales volumes rose 6 percent to approximately 6.6 million short tons from approximately 6.3 million last year.  Export shipments improved 16 percent, primarily due to strong volumes to China and Brazil.  Domestic sales volumes were essentially unchanged year-over-year.  The average selling price, including all potash products, of $73 per short ton was unchanged from the nine months of 2002.

Observations and Outlook

            "A solid potash performance and a continuation of encouraging year-over-year improvements in DAP pricing in the third quarter were simply insufficient to offset the ongoing sting of large, double-digit increases in ammonia, sulphur and natural gas costs, which once again squeezed our phosphate margins," said Douglas A. Pertz, Chairman and Chief Executive Officer of IMC Global.  "The slight third quarter PhosFeed gross margin loss was nonetheless a sequential improvement of $12 million versus the second quarter of 2003 as raw material costs eased and operating costs improved."

            Third quarter results also were impacted by the shutdown of all Louisiana phosphate production for the month of July and, as previously indicated, higher interest expense resulting from recent bond refinancing activities, which together amounted to 5 cents per diluted share.

            "We are encouraged that DAP pricing continued to register year-over-year increases and reinforce our belief at the start of 2003 that full-year realizations would be meaningfully higher than in 2002 and even more so from the bottom-of-the-cycle in 2001," Pertz noted.  "Lower phosphate volumes in the quarter stemmed primarily from our attempts to achieve domestic price increases consistent with our list price levels, as well as our shutdown for July of all Louisiana phosphate production.  We were able to achieve slightly higher export volumes despite a 300,000 metric ton decline in Chinese shipments from PhosChem's lack of a Sinochem supply agreement.  We expect a significant improvement in sequential phosphate sales volumes in the fourth quarter as Chinese contract shipments are scheduled to be strong in November and December and U.S. fall demand accelerates as the harvest winds down.  PhosChem is essentially sold out for the balance of the year, supporting the need to run our operations at current levels.  2004 export volumes look encouraging, especially in China and India, as both countries appear to be ending 2003 with extremely low DAP inventories."

            A 15 percent increase in IMC Potash net sales and nearly double that in margins reflected sustained strength in global demand, especially in markets such as China, Brazil and India, and slightly reduced production costs, despite lower export prices, Pertz noted.  He added that IMC Global is on track for record export volumes in 2003.

            While higher freight rates are negatively affecting export netbacks, Pertz emphasized that strong domestic MOP pricing trends continue following first half increases.  "We believe stronger domestic volumes in the third quarter in part reflect the view that the $10 per ton price increase posted for July 15 could be fully realized in the fourth quarter," Pertz said.  "Based upon shipments to date in the fourth quarter, we are confident that the $10 per short ton price increase will be realized, which is significant for IMC Global since two-thirds of our annual volumes are domestic."

            With an expected fourth quarter sequential improvement in potash profitability and working from sequentially improved third quarter PhosFeed margins, the Company's results from continuing operations in the fourth quarter will ultimately depend upon the changes in phosphate pricing and raw material costs over the next several months.

            Based on current market pricing and raw material costs, the Company's fourth quarter results from continuing operations could be in the range of the 2003 third quarter loss (before bond tender premiums and fees) of 12 cents per diluted share.

            With 2002 revenues of $2.1 billion, IMC Global is the world's largest producer and marketer of concentrated phosphates and potash crop nutrients for the agricultural industry and a leading global provider of feed ingredients for the animal nutrition industry.  For more information, visit IMC Global's Web site at imcglobal.com.

(This news release contains forward-looking statements that are based on current expectations; actual results may differ materially.  Such forward-looking statements include statements regarding quarterly and annual results for 2003 and expectations regarding the phosphate market recovery.  These statements are not guarantees of future performance and are subject to risks and uncertainties that could cause actual results and Company plans and objectives to differ materially from those expressed in the forward-looking statements.)

# # #

IMC Global will conduct its 2003 3rd Quarter earnings and cash flow conference call on Thursday, October 23 at 10 a.m. Central Time (11 a.m. Eastern Time).  The telephone number is 630.395.0025.  A replay of the conference call will be available through 6 p.m. Eastern Time on Friday, October 31 by calling 402.998.1317.  In addition, a Webcast of the conference call, both live and in replay format, can be accessed by visiting IMC Global's Web site at imcglobal.com.

Consolidated Statement of Operations
(in millions except per share amounts)

IMC Global Inc.                                                                                                                                                                                                    (unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2003	2002	2003	2002
Net sales	$495.7	$490.2	$1,586.5	$1,576.4
Cost of goods sold	451.6	424.5	1,462.5	1,365.6
Gross margins	44.1	65.7	124.0	210.8
Selling, general and administrative expenses	21.3	18.7	61.7	57.1
Gain on sale of assets	-	-	(16.5)	-
Restructuring charges	2.2	-	5.9	-
Operating earnings	20.6	47.0	72.9	153.7
Interest expense	46.9	43.8	138.8	131.3
Foreign currency transaction (gain) loss	(1.7)	(8.5)	49.0	(1.8)
Gain on sale of assets	-	-	(35.5)	-
Debt refinancing expense	25.2	0.5	28.1	0.5
Other (income) expense, net	(0.8)	1.0	(3.2)	6.0
Earnings (loss) before minority interest	(49.0)	10.2	(104.3)	17.7
Minority interest	(7.6)	(1.6)	(30.3)	(11.1)
Earnings (loss) before taxes	(41.4)	11.8	(74.0)	28.8
Provision (benefit) for income taxes	(13.3)	3.7	(36.3)	9.2
Earnings (loss) from continuing operations	(28.1)	8.1	(37.7)	19.6
Loss from discontinued operations	-	-	(29.0)	(54.1)
Loss before cumulative effect of a change in accounting principle	(28.1)	8.1	(66.7)	(34.5)
Cumulative effect of a change in accounting principle	-	-	(4.9)	-
Net earnings (loss)	$(28.1)	$8.1	$(71.6)	$(34.5)
Diluted earnings (loss) per share:
Earnings (loss) from continuing operations before cumulative effect of a change in accounting principle	$(0.27)	$0.07	$(0.35)	$0.17
Loss from discontinued operations	-	-	(0.25)	(0.47)
Cumulative effect of a change in accounting principle	-	-	(0.04)	-
Diluted earnings (loss) per share	$(0.27)	$0.07	$(0.64)	$(0.30)
Weighted average number of shares outstanding	114.8	115.2	114.7	115.5

Consolidated Financial Highlights
(dollars in millions)

IMC Global Inc.                                                                                                                                                                                                    (unaudited)

	Three months ended September 30,		Favorable/(Unfavorable)		Nine months ended September 30,		Favorable/(Unfavorable)
	2003	2002	Amount	%	2003	2002	Amount	%
Net sales:
IMC PhosFeed	$310.6	$334.8	$(24.2)	(7%)	$988.2	$1,009.1	$(20.9)	(2%)
IMC Potash	204.2	178.1	26.1	15%	657.5	632.7	24.8	4%
Corporate (a)	(19.1)	(22.7)	3.6	16%	(59.2)	(65.4)	6.2	9%
	$495.7	$490.2	$5.5	1%	$1,586.5	$1,576.4	$10.1	1%

Gross margins:
IMC PhosFeed	$(1.3)	$30.9	$(32.2)	n/m	$(29.5)	$63.4	$(92.9)	n/m
IMC Potash	49.8	39.1	10.7	27%	167.9	159.7	8.2	5%
Corporate(a)	(4.4)	(4.3)	(0.1)	(2%)	(14.4)	(12.3)	(2.1)	(17%)
	$44.1	$65.7	$(21.6)	(33%)	$124.0	$210.8	$(86.8)	(41%)

IMC Potash - Adjusted(b)	$60.4	$52.3	$8.1	15%	$210.3	$204.1	$6.2	3%

Operating earnings (loss):
IMC PhosFeed	$(11.7)	$20.5	$(32.2)	n/m	$(63.9)	$30.6	$(94.5)	n/m
IMC Potash	43.1	32.6	10.5	32%	163.3	139.6	23.7	17%
Corporate (a)	(10.8)	(6.1)	(4.7)	(77%)	(26.5)	(16.5)	(10.0)	(61%)
	$20.6	$47.0	$(26.4)	(56%)	$72.9	$153.7	$(80.8)	(53%)

Depreciation, depletion and amortization:
IMC PhosFeed	$24.4	$23.9	$0.5	2%	$71.2	$69.5	$1.7	2%
IMC Potash	13.7	13.5	0.2	1%	41.7	42.3	(0.6)	(1%)
Corporate	4.8	3.5	1.3	37%	14.2	12.0	2.2	18%
	$42.9	$40.9	$2.0	5%	$127.1	$123.8	$3.3	3%

(a) Includes elimination of intercompany sales.
(b) Excludes provincial levies.

Key Statistics

IMC Global Inc.                                                                                                                                                                                                     (unaudited)

	Three months ended September 30,		Favorable/(Unfavorable)		Nine months ended September 30,		Favorable/(Unfavorable)
	2003	2002	Amount	%	2003	2002	Amount	%
Sales volumes (000 short tons)(a):
IMC Phosphates	1,271	1,445	(174)	(12%)	4,174	4,647	(473)	(10%)
IMC Potash	2,074	1,772	302	17%	6,637	6,260	377	6%
Average price per short ton(b):
DAP	$ 156	$ 145	$ 11	8%	$ 151	$ 138	$ 13	9%
Potash	$ 72	$ 73	$ (1)	(1%)	$ 73	$ 73	$ -	-

(a) Sales volumes include tons sold captively.  IMC Phosphates volumes represent dry.
(b) FOB plant/mine.

Condensed Consolidated Balance Sheet

IMC Global Inc.                                                                                                                                                                                                     (in millions)

Assets	(unaudited) September 30, 2003	(unaudited) September 30, 2002
Current assets:
Cash and cash equivalents	$56.0	$89.3
Receivables, net	182.9	184.6
Inventories, net	334.1	313.5
Other current assets	35.1	28.6
Total current assets	608.1	616.0
Property, plant and equipment, net	2,348.5	2,287.8
Other asset	708.9	748.6
Total assets	$3,665.5	$3,652.4
Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$157.3	$156.2
Accrued liabilities	232.6	232.3
Short-term debt and current maturities of long-term debt	18.7	141.1
Total current liabilities	408.6	529.6
Long-term debt, less current maturities	2,111.0	2,004.2
Other non-current liabilities	597.0	602.1
Stockholders' equity	548.9	516.5
Total liabilities and stockholders' equity	$3,665.5	$3,652.4

Condensed Consolidated Statement of Cash Flows
(in millions)

IMC Global Inc.                                                                                                                                                                                                    (unaudited)

	Nine months ended September 30,
	2003	2002
Cash Flows from Operating Activities
Net loss	$(71.6)	$(34.5)
Adjustments to reconcile net loss to net cash provided by (used in) operations:
Depreciation, depletion and amortization	127.1	123.8
Gain on sale of assets	(52.0)	-
Minority interest	(30.3)	(11.1)
Deferred income taxes	(52.0)	(76.3)
Cumulative effect of change in accounting principle	4.9	-
Other charges	70.2	6.7
Other credits	(72.6)	(21.8)
Changes in:
Receivables	(0.6)	33.0
Inventories	8.3	(21.2)
Other current assets	21.6	(2.8)
Accounts payable	2.5	5.9
Accrued liabilities	29.8	(16.3)
Adjustments from discontinued operations	(2.9)	62.9
Net cash provided by (used in) operating activities	(17.6)	48.3
Cash Flows from Investing Activities
Capital expenditures	(82.0)	(100.1)
Proceeds from sale of assets	77.6	-
Investment in joint venture	-	(10.0)
Other	0.3	(11.1)
Net cash used in investing activities	(4.1)	(121.2)
Net cash used before financing activities	(21.7)	(72.9)
Cash Flows from Financing Activities
Payments of long-term debt	(1,182.0)	(342.8)
Proceeds from issuance of long-term debt	1,166.0	330.1
Changes in short-term debt, net	(118.3)	(134.3)
Restricted cash	105.5	374.0
Issuance of preferred shares	133.1	-
Payable to bondholders	-	(294.5)
Purchase of common shares	-	(79.5)
Issuance of common shares	-	67.9
Debt refinancing and issuance costs	(37.4)	(0.5)
Cash dividends paid	(6.9)	(6.9)
Net cash provided by (used in) financing activities	60.0	(86.5)
Net change in cash and cash equivalents	38.3	(159.4)
Cash and cash equivalents - beginning of period	17.7	248.7
Cash and cash equivalents - end of period	$56.0	$89.3